IRREVOCABLE VOTING PROXY

This IRREVOCABLE VOTING PROXY ("Proxy"), dated as of June 25, 2008, is by and between Earth LNG, Inc., a Texas corporation (“Shareholder”) in favor of Castlerigg PNG Investments LLC ("Castlerigg").

A.           Concurrently herewith, Shareholder is selling all of its assets (but not liabilities, tax liabilities or contingent tax liabilities), including, without limitation, Earth LNG, Inc. (“New Earth LNG”) along with its subsidiaries, to PNG Ventures, Inc., a Nevada corporation (“PNG”) pursuant to that certain Share Exchange Agreement (the "Exchange Agreement") pursuant to which, among other things, Shareholder will exchange (the "Exchange") 100% of the membership interests of New Earth LNG for 7,000,000 shares of common stock, $.001 par value of PNG (the "Common Stock") (such shares together with any other shares of Common Stock acquired by EBOF after the date hereof or issued in exchange therefore, being collectively referred to herein as the "Shares"; provided, however, that the term "Shares" shall not include any shares of Common Stock issued to Shareholder or its parent, Earth Biofuels, Inc., a Delaware corporation (“EBOF”) or its assigns, upon conversion of that certain $171,000 principal amount Convertible Promissory Note issued as of June 5, 2008, by PNG, to EBOF or any shares transferred to beneficially or of record to any third parties from time to time.

B.           Concurrently herewith, certain creditors of EBOF (including Castlerigg) (the "Subordinated Creditors") have entered into those certain Amendment and Exchange Agreements (each an "Amendment and Exchange Agreement"), pursuant to which EBOF has agreed to (i) amend and restate the existing senior secured convertible notes of the Subordinated Creditors and (ii) issue certain additional senior secured subordinated convertible notes to the Subordinated Creditors (the indebtedness referred to in clauses (i) and (ii), collectively, the "Subordinated Debt"), and (iii) amend and restate the security documents related to such Subordinated Debt.

C.           Effective upon the consummation of the Exchange (the "Closing Date"), and as additional consideration for the execution of an Amendment and Exchange Agreement by EBOF, Shareholder, PNG and Castlerigg desire the granting of an irrevocable voting proxy by Shareholder with respect to the Shares in favor of Castlerigg.

In consideration of the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties agree as follows:

1.           Termination Date.

(a)         This proxy is granted through the earliest to occur of (x) such time wherein no Exchange Shares are held by the Shareholder, EBOF or any of its affiliates and (y) such date Castlerigg delivers a written notice to the Shareholder electing to terminate this agreement, or (the "Termination Date").

(b)         In the event that Castlerigg resigns or is unable to serve as proxy holder herein, Castlerigg may appoint a successor to act as proxy holder at its sole discretion.

2.         Grant of Proxy/ Authority to Vote.  Until the Termination Date, at any meeting of shareholders of PNG however called (or any action by written consent in lieu of a meeting), Castlerigg shall vote the Shares in any manner it deems advisable including, without limitation, in accordance with all other votes cast at such meeting.

3.           Grant of Irrevocable Proxy.

(a)         Subject to Sections 1 and 5(a), Shareholder hereby irrevocably grants to and appoints, Castlerigg, and each of its successors (individually, an "Authorized Party" and, collectively, the "Authorized Parties"), and each of them individually, as Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Shareholder, to vote the Shares (the "Proxy"), Shareholder, and EBOF as a control person of Shareholder, agrees to execute and deliver any separate irrevocable proxy or other instrument that may be requested in furtherance of this Section 5 from time to time.  The Proxy is irrevocable pursuant to Section 78:355 of the Nevada Revised Statutes.  Castlerigg has received this Proxy in connection with the exchange of consideration with EBOF pursuant to an Amendment and Exchange Agreement and the proxy is coupled with an interest and is irrevocable subject to Sections 1 and 5(a).

(b)         Shareholder shall, and EBOF take all actions necessary to cause Shareholder to, grant, execute and deliver from time to time, any proxy, instrument, power of attorney, certificate, affidavit or other instrument necessary from time to time in order to effectuate the grant of the Proxy herein to Castlerigg or any successor necessary to act as Authorized Party.

(c)         Shareholder represents that any proxies heretofore given in respect of its Shares are revocable, and that any such proxies have been or are hereby forever revoked.

(d)         Shareholder and EBOF hereby further affirms that the Proxy granted in connection with this instrument is coupled with an interest and may under no circumstances be revoked, except as otherwise provided in this Proxy.  EBOF and Shareholder hereby each ratifies and confirms all that the Proxy may lawfully do or cause to be done by virtue hereof.  The Proxy is executed and intended to be irrevocable prior to termination of this Proxy in accordance with the provisions of this Proxy and Nevada law, and the Proxy shall be valid until the Termination Date.

(e)         This Proxy is revocable only following the Termination Date.

4.           Representations and Warranties of EBOF and Shareholder.  EBOF and Shareholder each represents and warrants to PNG and Castlerigg as follows:

(a)         Authorization. EBOF and Shareholder each have the absolute and unrestricted right, power, authority and capacity to execute and deliver this Proxy and to perform his, her or its obligations hereunder.  This Proxy has been duly executed and delivered by Shareholder and EBOF and constitutes a legal, valid and binding obligation of Shareholder and EBOF, enforceable against them in accordance with its terms. This Proxy has been duly approved by Shareholder’s board of directors and EBOF as sole shareholder of Shareholder, and by EBOF’s board of directors.

(b)         No Conflicts, Required Filings and Consents.

(i)           The execution and delivery of this Proxy by EBOF and Shareholder does not, and the performance of this Proxy by them will not: (A) conflict with or violate any legal requirement applicable to EBOF or Shareholder or by which they or any of their  properties are bound or affected, whether under a debt instrument or otherwise; or (B) result in any breach of or constitute a default or breach (immediately or after the giving of notice, passage of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien, debt, charge, or other encumbrance of any kind whatsoever or the shares or pursuant to any agreement, instrument or obligation to which EBOF or Shareholder is a party or by which EBOF or Shareholder or any of their properties, assets or subsidiaries are bound or affected.

(ii)           The execution and delivery of this Proxy by Shareholder and EBOF does not, and the performance of this Proxy by such Shareholder and EBOF, will not, require the consent or approval of any person, creditor or third party which has not been obtained and there are no third party beneficiaries under this Proxy.

(c)         Ownership and Title to Shares.  As of the closing of the transaction relating to the Exchange Agreement (“Closing Date”), Shareholder will own of record and beneficially all 7,000,000 Shares and such Shares constitute all Common Stock owned of record or beneficially by EBOF or Shareholder as of the Closing Date.  As of the Closing Date, Shareholder will have sole voting power and sole power of disposition with respect to all of its Shares, provided, however, that the Shares shall be appropriately legended to reflect the Proxy granted herein.  As of the Closing Date, Shareholder will own all of the Shares, free and clear of any lien, charge or other encumbrance, other than this Proxy, and one or more pledges of the all or a portion of the Shares or of Shareholder itself, to certain creditors, the provisions of which pledge agreements shall provide that such creditors will continue to be subject hereto (each, a “Pledge Agreement”).

(d)         Accuracy of Representations. The representations and warranties of EBOF and Shareholder contained in this Proxy are accurate in all respects as of the date of this Proxy, and will be accurate in all respects at all times through the Termination Date.

(e)         Legends.  Shareholder authorizes and directs Castlerigg and any successor Authorized Party, to file the Proxies with the secretary of PNG and PNG's Common Stock transfer agent and authorizes Castlerigg to substitute any successor Authorized Party as proxy holder and to file the substitution instrument with the Secretary and/or transfer agent of PNG from time to time.

The following legend shall be placed on the Shares (and otherwise reflected in any electronic ledger or journals maintained by the transfer agent evidencing ownership and encumberances on the Shares whether such shares are held in electronic format or otherwise):

THESE SHARES ARE SUBJECT TO AN IRREVOCABLE PROXY, DATED JUNE 25, 2008, PURSUANT TO WHICH A DESIGNEE OF SHAREHOLDER HAS THE RIGHT TO VOTE ALL SUCH SHARES REPRESENTED BY THIS

CERTIFICATE.  A COPY OF THE PROXY CAN BE OBTAINED BY CONTACTING THE COMPANY OR THE TRANSFER AGENT AND REQUESTING A COPY OF THE SAME AT ANY TIME.  IN ADDITION, THESE SHARES MAY NOT BE TRANSFERRED ABSENT CONSENT OF THE PROXY HOLDER IN ACCORDANCE WITH SUCH PROXY.

5.           Certain Covenants of the EBOF and Shareholder.  Except in accordance with the terms of this Proxy, and in addition to those agreements and covenants set forth above, EBOF and Shareholder hereby each covenants and agrees as follows:

(a)         Restriction on Transfer, Proxies and Non-Interference. Prior to the termination of this Proxy, EBOF and Shareholder will not, except as contemplated by this Proxy, any Pledge Agreement or the exchange provisions of the Subordinated Debt, (i) sell, transfer, give, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of any of the Shares (each of the foregoing, a "Transfer"), (ii) grant any proxies, deposit any Shares into a voting trust or enter into a voting agreement, power of attorney or voting trust with respect to any of the Shares or (iii) take any action that would make any representation or warranty of the EBOF and Shareholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling EBOF or Shareholder from performing its obligations under this Proxy.  Notwithstanding the foregoing, the Shares may be sold or exchanged for outstanding Subordinated Debt from time to time, in order to satisfy the debt obligations of EBOF and Shareholder.  Upon any such sale or exchange, the Shares sold or exchanged for outstanding Subordinated Debt shall not be deemed to be subject to this Proxy, the Authorized Party shall not be deemed to have any authority to vote such Shares, and such assignee shall not be deemed a “Shareholder” hereby.

(b)         Additional Shares.  EBOF and Shareholders will promptly notify the Authorized Party of the number of shares of Common Stock, or any options, warrants or other rights to acquire shares of Common Stock, that are acquired directly or beneficially by EBOF or Shareholder, if any, from time to time after the date hereof, as a dividend on, distribution on or in exchange for, the Shares.  Any such shares of Common Stock acquired by EBOF after the date hereof will become Shares for the purposes of this Proxy.

(c)         Further Assurances. At any time and from time to time after the date hereof and without additional consideration, EBOF and Shareholder will cooperate with the Authorized Party and the board of PNG (to the extent required to effectuate such board’s actions as required herein), to take such action and execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, proxies, consents and other instruments as the Authorized Party may reasonably request for the purpose of effectively carrying out and furthering the intent of this Proxy.

6.           Certain Events.  EBOF and Shareholder each agrees that (a) except with respect to sales of Shares with the written consent of Castlerigg, this Proxy and the obligations hereunder shall attach to his, her or its Shares and shall be binding upon any entity or other person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including Shareholder’s administrators or successors; and (b) in the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of PNG affecting the Common Stock or other voting securities of PNG, the number of Shares shall be deemed adjusted appropriately and this Proxy and the obligations hereunder shall attach to any additional shares of Common Stock or other voting securities of PNG issued to or acquired by Shareholder or EBOF in connection with the Shares.

7.           Notices. Until otherwise specified in writing, the mailing addresses and fax numbers of the Parties of this Proxy shall be as follows:

To: Earth Biofuels, Inc.

Earth Biofuels, Inc.
3001 Knox Street, Suite 403,
Dallas, Texas 75205
Telephone:	(214) 389-9800
Facsimile:	(214) 389-9806
Attention:	Dennis McLaughlin

with a copy (for information purposes only) to:

Sichenzia Ross Friedman Ference
Counsel to Earth Biofuels, Inc. and Earth LNG, Inc.
61 Broadway, 32nd Floor
New York, NY 10006
Tel. (212) 930-9700
Fax. (212) 930-9725
Attention: Gregory Sichenzia, Partner
email: gsichenzia@srff.com

To: Castlerigg at:

c/o Sandell Asset Management
40 West 57th St
26th Floor
New York, NY 10019
Attention: Cem Hacioglu
                 Matthew Pliskin
Facsimile:  212-603-5710
Telephone: 212-603-5700

with a copy (for informational purposes only) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Telephone:	(212) 756-2000

Facsimile:	(212) 593-5955

Attention:	Eleazer N. Klein, Esq.

with a copy to Shareholder and PNG;
and to:
PNG Ventures, Inc.
3001 Knox Street, Suite 303
Dallas, Texas 75205
Attention: Kevin Markey
Tel. (866) 765-4940
Fax. (214) 520-0507
KMarkey@apolloresources.com

and with copy(for information purposes only) to:
Hodgson Russ, LLP
1540 Broadway
24th Floor
New York, NY 10036
Attention: Ronniel Levy, Esq.
(212) 751-4300
email:  rlevy@hodgsonruss.com

Any notice or statement given under this Proxy shall be deemed to have been given if sent by any of registered mail, recognized overnight courier or hand delivery, each with signature or receipt confirmation,  addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the addressor.

8.           Miscellaneous.

(a)         Assignment.  Neither this Proxy nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of PNG as determined by the majority of its board.  Subject to the preceding sentence, this Proxy shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Nothing in this Proxy, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Proxy

(b)         Amendments.  This Proxy may not be modified, amended, waived, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto (other than with respect to termination on the Termination Date or appointment of a replacement Authorized Party.

(c)         Indemnification. Shareholder and EBOF, for themselves and any of their affiliates, each hereby waives and disclaims any right of duty of Authorized Party indemnifies and holds harmless Castlerigg, PNG and its board members and officers, and any other Authorized Party, taken by such persons in connection with this Proxy or with any matters approved or disapproved by such Authorized Party and Auhtoirzed Party shall not have a right of fiduciary responsibility or duty to Shareholder or EBOF in connection with his/her/its determination to vote on any matter in accordance with his/her/its wishes

(d)         Specific Performance. Shareholder and EBOF each recognizes and acknowledges that a breach of any of their covenants contained in this Proxy will cause PNG and Authorized Party or PNG to sustain damages for which he / it would not have an adequate remedy at law, and therefore in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

(e)         Counterparts. This Proxy may be executed by facsimile signatures and in multiple counterparts, each of which shall be deemed an original. It shall not be necessary that each party executes each counterpart, or that any one counterpart be executed by more than one party so long as each party executes at least one counterpart.

(f)         Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Proxy.

(g)         Severability. If any term or other provision of this Proxy is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Proxy shall nevertheless remain in full force and effect so long as the economic or legal substance of this Proxy is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Proxy so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Proxy remain as originally contemplated to the fullest extent possible.

 [signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Proxy by the authorized officer named below.

EARTH LNG, INC.

By:_________________________________________
Name: Dennis G. McLaughlin, III
Title: President

EBOF:
EARTH BIOFUELS, INC.

By:_________________________________________
Name: Dennis G. McLaughlin, III
Title: Chief Executive Officer

Acknowledged and Accepted by:

PNG:
PNG VENTURES, INC.

By:
Name: Kevin Markey
Title: Chief Executive Officer

-Receipt Acknowledged by Authorized Party-

CASTLERIGG PNG INVESTMENTS LLC

By: Castlerigg Master Investments Ltd.,

         its managing member and sole member

By:
Name: Patrick T. Burke
Title: Senior Managing Director